Exhibit 99.1

NEWS RELEASE
For Immediate Release

Nord Resources Converts Payable with Largest Trade
Creditor to a Two-Year Note

  Company decides not to pursue new listing on a Canadian stock exchange at this time; shares will continue to trade in the United States on the OTC Bulletin Board

TUCSON, AZ, July 28, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which owns and operates the Johnson Camp Mine in Arizona, today announced that it has reached an agreement with its largest unsecured trade creditor to convert approximately $8.2 million of payables to a two-year unsecured note bearing interest on the outstanding principal at the rate of 6% per annum.

Under the agreement, the creditor, mining contractor Fisher Sand & Gravel Company, will receive monthly payments on the note with the amounts based on a formula related to the level of copper sales made by Nord.

"We very much appreciate that Fisher Sand & Gravel Company was willing to work with us to address our outstanding debt in a manner that will be of benefit to both companies," said Randy Davenport, Nord's Chief Executive Officer. "Fisher has provided us with excellent service as our mining contractor."

Nord also announced that after further consideration, it has decided not to pursue at this time a new listing on a Canadian-based stock exchange. As previously announced, at the close of the market on July 30, 2010, the Toronto Stock Exchange will delist Nord's common stock.

"By not listing on another exchange at this time, we will realize a fairly significant cost savings. Further, the volume of trading of Nord's shares on the TSX has been very light during the past year, often with no trades on consecutive days. Our shares will continue to trade in the United States on the OTC Bulletin Board," Mr. Davenport said.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements including those relating to Nord's expectation that its common stock will continue to trade on the OTC Bulletin Board.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600 ext. 223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca